Exhibit 99.1

Item 8.       Financial Statements and Supplementary Data

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

EQT Midstream Partners, LP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of EQT Midstream Services, LLC and Unitholders of

EQT Midstream Partners, LP

We have audited the accompanying consolidated balance sheets of EQT Midstream Partners, LP (including its Predecessor as defined in Note 1 and collectively, the Company) as of December 31, 2012 and 2011, and the related statements of consolidated operations, cash flows and partners’ capital for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of EQT Midstream Partners, LP at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012 in conformity with U.S. generally accepted accounting principles.

Pittsburgh, Pennsylvania

February 21, 2013, except for Note 16 as to which the date is July 1, 2013

EQT MIDSTREAM PARTNERS, LP

STATEMENTS OF CONSOLIDATED OPERATIONS

YEARS ENDED DECEMBER 31,

	2012	2011	2010
	(Thousands, except per unit amounts)
Revenues:
Operating revenues - affiliate	$106,180	$86,556	$74,028
Operating revenues – third party	30,730	23,057	17,572
Total operating revenues	136,910	109,613	91,600

Operating expenses:
Operating and maintenance	29,405	26,221	24,300
Selling, general and administrative	16,575	17,302	18,477
Depreciation and amortization	20,239	11,470	10,886
Total operating expenses	66,219	54,993	53,663

Operating income	70,691	54,620	37,937

Other income, net	7,701	3,826	498
Interest expense, net	9,955	5,050	5,164
Income before income taxes	68,437	53,396	33,271
Income tax expense	13,131	20,807	14,030
Net income	$55,306	$32,589	$19,241

Calculation of Limited Partner Interest in Net Income:
Net income (a)	$32,060	N/A (b)	N/A
Less general partner interest in net income	(640)	N/A	N/A
Limited partner interest in net income	$31,420	N/A	N/A

Net income per limited partner unit – basic	$0.91	N/A	N/A
Net income per limited partner unit – diluted	$0.90	N/A	N/A

Limited partner units outstanding – basic	34,679	N/A	N/A
Limited partner units outstanding – diluted	34,734	N/A	N/A

(a) Presented for the post-initial public offering (IPO) period only. Reflects general and limited partner interest in net income from and after the closing of the Company’s IPO on July 2, 2012. See Note 1 of Notes to the Consolidated Financial Statements.

(b) Not applicable.

See notes to consolidated financial statements.

EQT MIDSTREAM PARTNERS, LP

STATEMENTS OF CONSOLIDATED CASH FLOWS

YEARS ENDED DECEMBER 31,

	2012	2011	2010
	(Thousands)
Cash flows from operating activities:
Net income	$55,306	$32,589	$19,241
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,239	11,470	10,886
Deferred income taxes	6,789	12,506	11,115
Other income	(7,701)	(3,826)	(498)
Non-cash long term compensation expense	2,282	2,249	1,292
Non-cash reserve adjustment	(2,508)	—	—
Changes in other assets and liabilities:
Accounts receivable	(10,825)	(492)	(1,885)
Accounts payable	(11,070)	14,470	(1,727)
Regulatory assets	1,793	(1,743)	1,929
Due (to)/from EQT affiliates	28,555	(16,846)	(10,509)
Other assets and other liabilities	(5,923)	(2,813)	(1,128)
Net cash provided by operating activities	76,937	47,564	28,716

Cash flows from investing activities:
Capital expenditures	(167,062)	(135,831)	(36,404)
Net cash used in investing activities	(167,062)	(135,831)	(36,404)

Cash flows from financing activities:
Proceeds from the issuance of common units, net of offering costs	276,780	—	—
Distribution of proceeds	(230,887)	—	—
Due (to)/ from EQT	(49,657)	58,405	(875)
Retirements of long-term debt	(135,235)	—	—
Partners’ investments	276,543	27,250	8,601
Capital contributions	1,863	—	—
Distributions paid to EQT	(10,193)	(11,729)	(4,975)
Distributions paid to unitholders	(12,386)	—	—
Payment of revolver fees	(1,864)	—	—
Capital lease principal payments	(2,889)	—	—
Net cash provided by financing activities	112,075	73,926	2,751

Net change in cash and cash equivalents	21,950	(14,341)	(4,937)
Cash and cash equivalents at beginning of year	—	14,341	19,278
Cash and cash equivalents at end of year	$21,950	$—	$14,341

Cash paid during the year for:
Interest paid	11,996	5,663	5,199

Non-cash activity during the year for:
Capital lease obligation	$215,731	$—	$—
Non-cash distributions	$205,949	$—	$—
Elimination of net current and deferred tax liabilities	$143,587	$—	$—

See notes to consolidated financial statements.

EQT MIDSTREAM PARTNERS, LP

CONSOLIDATED BALANCE SHEETS

YEARS ENDED DECEMBER 31,

	2012	2011
	(Thousands, except number of units)
Assets

Current assets:
Cash and cash equivalents	$21,950	$—
Accounts receivable (net of allowance for doubtful accounts of $64 in 2012 and $77 in 2011)	3,743	5,147
Accounts receivable - affiliate	11,911	9,283
Due from related party	2,382	40,369
Other current assets	645	1,661
Total current assets	40,631	56,460

Property, plant and equipment	795,498	608,231
Less: accumulated depreciation	(148,212)	(137,339)
Net property, plant and equipment	647,286	470,892

Regulatory assets	17,877	18,247
Other assets	1,810	843
Total assets	$707,604	$546,442

Liabilities and Partners’ Capital

Current liabilities:
Accounts payable	$9,452	$20,522
Due to related party	1,130	68,161
Income taxes payable	—	17,498
Lease obligation - current	9,537	—
Accrued liabilities	10,207	11,247
Total current liabilities	30,326	117,428

Notes payable – affiliate	—	135,235
Deferred income taxes and investment tax credits	—	112,218
Lease obligation	203,305	—
Other long-term liabilities	2,760	7,928
Total liabilities	236,391	372,809

Partners’ capital:
Common units (17,339,718 units issued and outstanding at December 31, 2012)	310,679	—
Subordinated units (17,339,718 units issued and outstanding at December 31, 2012)	148,397	—
General partner interest (707,744 units issued and outstanding at December 31, 2012)	12,137	—
Parent’s net investment	—	173,633
Total partners’ capital	471,213	173,633
Total liabilities and partners’ capital	$707,604	$546,442

See notes to consolidated financial statements.

EQT MIDSTREAM PARTNERS, LP

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

YEARS ENDED DECEMBER 31, 2012, 2011 and 2010

		Partners’ Capital
	Parent Net	Limited Partners		General
	Investment	Common	Subordinated	Partner	Total
	(Thousands)
Balance at January 1, 2010	$102,656	$—	$—	$—	$102,656
Investment by partners	8,601	—	—	—	8,601
Distributions paid	(4,975)	—	—	—	(4,975)
Net income	19,241	—	—	—	19,241
Balance at December 31, 2010	125,523	—	—	—	125,523
Investment by partners	27,250	—	—	—	27,250
Distributions paid	(11,729)	—	—	—	(11,729)
Net income	32,589	—	—	—	32,589
Balance at December 31, 2011	173,633	—	—	—	173,633
Net income attributable to the period January 1, 2012 through July 1, 2012	23,246	—	—	—	23,246
Investment by partners	276,543	—	—	—	276,543
Distributions paid	(10,193)	—	—	—	(10,193)
Non-cash distributions	(205,949)	—	—	—	(205,949)
Elimination of net current and deferred tax liabilities	143,587	—	—	—	143,587
Contribution of net assets to EQT Midstream Partners, LP	(400,867)	56,560	330,805	13,502	—
Issuance of common units to public, net of offering costs	—	276,780	—	—	276,780
Distribution of proceeds	—	(32,837)	(192,049)	(6,001)	(230,887)
Capital contribution	—	—	—	4,244	4,244
Equity-based compensation plans	—	535	—	—	535
Net income attributable to the period July 2, 2012 through December 31, 2012	—	15,710	15,710	640	32,060
Distributions to unitholders	—	(6,069)	(6,069)	(248)	(12,386)
Balance at December 31, 2012	$—	$310,679	$148,397	$12,137	$471,213

See notes to consolidated financial statements.

EQT MIDSTREAM PARTNERS, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

1.                          Summary of Operations and Significant Accounting Policies

Organization

EQT Midstream Partners, LP (the Partnership, EQT Midstream Partners or the Company), which closed its initial public offering (IPO) to become publicly traded on July 2, 2012, is a growth-oriented Delaware limited partnership formed by EQT Corporation in January 2012.  Equitrans, L.P. (Equitrans) is a Pennsylvania limited partnership and the predecessor for accounting purposes (the Predecessor or EQT Midstream Partners Predecessor) of EQT Midstream Partners. EQT Midstream Services, LLC is the Company’s general partner. References in these consolidated financial statements to the “Company,” when used for periods prior to the IPO, refer to Equitrans.  References in these consolidated financial statements to the “Company,” when used for periods beginning at or following the IPO, refer collectively to the Partnership and its consolidated subsidiaries. References in these consolidated financial statements to ‘‘EQT’’ refer collectively to EQT Corporation and its consolidated subsidiaries.  For periods prior to the IPO, the accompanying consolidated financial statements and related notes include the assets, liabilities and results of operations of Equitrans presented on a carve-out basis, excluding the financial position and results of operations of the Big Sandy Pipeline (as described below), prior to the contribution by EQT of all of the partnership interests in Equitrans to EQT Midstream Partners, in connection with the Partnership’s IPO.

As of January 1, 2011, Equitrans was owned 97.25% by EQT Corporation and 2.75% by ET Blue Grass, LLC, a subsidiary of EQT Corporation.

The Company does not have any employees. Operational support for the Company is provided by EQT Gathering, LLC (EQT Gathering), one of EQT’s operating subsidiaries engaged in certain midstream business operations. EQT Gathering’s employees manage and conduct the Company’s daily business operations.

Prior to July 2011, Equitrans owned an approximately 70 mile FERC-regulated transmission pipeline located in eastern Kentucky (Big Sandy Pipeline). Construction on the Big Sandy Pipeline began in 2006 and was completed in 2008. Equitrans operated the pipeline until April 2011, when it was transferred to an affiliate. Such affiliate was subsequently sold in July 2011 to an unrelated third party pipeline operator. Equitrans has no continuing operations in Kentucky or any retained interest in the Big Sandy Pipeline.

On June 18, 2012, the Company transferred ownership of the Sunrise Pipeline, an approximately 40 mile, FERC-regulated transmission pipeline which was under construction, to EQT via a non-cash distribution of $193.7 million. Contemporaneously with this transfer, the Company entered into a capital lease obligation with EQT for the lease of the Sunrise Pipeline. Under the capital lease, the Company operates the pipeline as part of its transmission and storage system under the rates, terms and conditions of its FERC-approved tariff. The Sunrise Pipeline was placed into service on July 28, 2012. The Company makes monthly lease payments to EQT based on the lesser of a payment based on revenues collected less the actual cost to operate the pipeline and a payment based on depreciation expense and pre-tax return on invested capital for the Sunrise Pipeline.

Immediately prior to the closing of the IPO, EQT contributed all of the partnership interests in Equitrans to the Partnership and Equitrans distributed its accounts receivable to EQT via a non-cash distribution of approximately $12 million. The Company issued 14,375,000 common units in the IPO, which included the full exercise of the underwriters’ over-allotment option, and represented 40.6% of the Company’s outstanding equity. EQT retained a 59.4% equity interest in the Company, including 2,964,718 common units, 17,339,718 subordinated units, and a 2% general partner interest. The Company received net proceeds of approximately $277 million, after deducting the underwriters’ discount and a structuring fee of approximately $20 million, and estimated offering expenses of approximately $5 million. Approximately $231 million of the proceeds were distributed to EQT, $12 million was retained by the Company to replenish amounts distributed by Equitrans to EQT prior to the IPO, $32 million was retained by the Company to pre-fund certain maintenance capital expenditures, and $2 million was used by the Company to pay revolving credit facility origination fees associated with its $350 million revolving credit

EQT MIDSTREAM PARTNERS, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

agreement described in Note 6. In connection with the IPO, Equitrans’ net current and deferred taxes of approximately $144 million were eliminated.  See further discussion in Note 4.

Nature of Business

The Company is a growth-oriented limited partnership formed by EQT to own, operate, acquire and develop midstream assets in the Appalachian Basin. The Company provides midstream services to EQT and third parties in the Appalachian Basin across 22 counties in Pennsylvania and West Virginia through two primary assets: the transmission and storage system and the gathering system.

Transmission and Storage System: The Company’s transmission and storage system includes an approximately 700 mile FERC-regulated interstate pipeline that connects to five long-haul interstate pipelines and multiple distribution companies. The transmission and storage system is supported by 14 associated natural gas storage reservoirs with approximately 400 MMcf per day of peak withdrawal capability and 32 Bcf of working gas capacity. As of December 31, 2012, the transmission assets had total throughput capacity of approximately 1.4 TBtu per day. Revenues are primarily driven by the Company’s firm transmission and storage contracts.

Gathering System: The Company’s gathering system consists of approximately 2,000 miles of FERC-regulated low-pressure gathering lines. Substantially all of the revenues associated with the Company’s gathering system are generated under interruptible gathering service contracts.

Significant Accounting Policies

Principles of Consolidation: The Consolidated Financial Statements include the accounts of EQT Midstream Partners, LP and all subsidiaries and partnerships. Transactions between the Company and EQT have been identified in the Consolidated Financial Statements as transactions between affiliates in Note 3.

Segments: Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally and are subject to evaluation by the Company’s chief operating decision maker in deciding how to allocate resources.

The Company reports its operations in two segments, which reflect its lines of business.  Transmission and storage includes the Company’s FERC-regulated interstate pipeline and storage business. Gathering includes the FERC-regulated low pressure gathering system. The operating segments are evaluated on their contribution to the Company’s operating income.

All of the Company’s operating revenues, income from continuing operations and assets are generated or located in the United States.

Use of Estimates:  The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes.  Actual results could differ from those estimates.

Cash and Cash Equivalents:  The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.  Interest earned on cash equivalents is included as a reduction to interest expense, net in the accompanying statements of consolidated operations.

Trade and Other Receivables:  Trade and other receivables are stated at their historical carrying amount. Judgment is required to assess the ultimate realization of accounts receivable, including assessing the probability of collection and the creditworthiness of customers. Based upon management’s assessments, allowances for doubtful accounts of approximately $0.1 million were provided at December 31, 2012 and 2011. The Company also maintains certain receivables due from EQT. Refer to Note 3 for further discussion.

EQT MIDSTREAM PARTNERS, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

Property, Plant and Equipment: The Company’s property, plant and equipment are stated at amortized cost. Maintenance projects that do not increase the overall life of the related assets are expensed as incurred. Expenditures that extend the useful life of the underlying asset are capitalized.

	As of December 31,
	2012	2011
	(Thousands)
Transmission and storage assets	$691,898	$511,089
Accumulated depreciation	(125,129)	(114,485)
Net transmission and storage assets	566,769	396,604
Gathering assets	103,600	97,142
Accumulated depreciation	(23,083)	(22,854)
Net gathering assets	80,517	74,288
Net property, plant and equipment	$647,286	$470,892

Depreciation is recorded using composite rates on a straight-line basis. The overall rate of depreciation for the years ended December 31, 2012, 2011 and 2010 were approximately 2.6%, 1.9% and 2.1%, respectively. The Company estimates the pipelines have useful lives ranging from 37 years to 65 years and the compression equipment has a useful life of 45 years. The Sunrise Pipeline capital lease is depreciated over the 15 year life of the lease, as compared to the 40 year expected life of the pipeline and is included in the overall depreciation rate for the year ended December 31, 2012. Depreciation rates are re-evaluated each time the Company files with the FERC for a change in the Company’s transportation and storage rates.

Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, the Company reviews its long-lived assets for impairment by first comparing the carrying value of the assets to the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the assets. The transmission, storage and gathering systems are evaluated as one asset group for impairment purposes because the cash flows are not independent of one another. If the carrying value exceeds the sum of the assets’ undiscounted cash flows, the Company estimates an impairment loss equal to the difference between the carrying value and fair value of the assets.

Natural Gas Imbalances: The Company experiences natural gas imbalances when the actual amount of natural gas delivered from a pipeline system or storage facility differs from the amount of natural gas scheduled to be delivered. The Company values these imbalances due to or from shippers and operators at current index prices. Imbalances are settled in-kind, subject to the terms of the FERC tariff.

Imbalances as of December 31, 2012 and 2011 were $1.8 million and $1.1 million, respectively, and are included in accrued liabilities in the accompanying consolidated balance sheets. In addition, the Company classifies all imbalances as current as it expects to settle them within a year.

Accrued Liabilities: Included in accrued liabilities in the Company’s consolidated balance sheets is approximately $5 million and $6 million of incentive compensation at December 31, 2012 and 2011, respectively.

Regulatory Accounting: The Company’s operations consist of interstate pipeline, intrastate gathering and storage operations subject to regulation by the FERC. Rate regulation provided by the FERC is designed to enable the Company to recover the costs of providing the regulated services plus an allowed return on invested capital. The application of regulatory accounting allows the Company to defer expenses and income in its balance sheets as regulatory assets and liabilities when it is probable that those expenses and income will be allowed in the rate setting process in a period different from the period in which they would have been reflected in the statements of operations

EQT MIDSTREAM PARTNERS, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

for a non-regulated company. The deferred regulatory assets and liabilities are then recognized in the statements of operations in the period in which the same amounts are reflected in rates. The amounts deferred are to be recovered over the regulated period. The amounts deferred in the balance sheets relate primarily to the accounting for income taxes, AFUDC and post-retirement benefit costs. The amounts established for accounting for income taxes and AFUDC were generated during the pre-IPO period when the Company was reported and included as part of EQT’s consolidated federal tax return. The Company believes that it will continue to be subject to rate regulation that will provide for the recovery of deferred costs.

On April 5, 2006, the FERC approved a settlement to Equitrans’ consolidated 2005 and 2004 rate case filings. The settlement became effective on June 1, 2006. This settlement (i) increased the Company’s base tariff rates, (ii) implemented an annual surcharge for the tracking and recovery of certain pipeline safety costs among other programs, which surcharge is currently subject to two customer protests for which the Company is seeking FERC approval of a proposed settlement which would replace the annual tracker with a fixed pipeline safety cost rate and (iii) implemented a mechanism for recovering migrated base gas. The Company previously established a storage reserve for the recovery of base storage gas from excess customer retention provided in the Company’s 2006 rate settlement.  At December 31, 2012, the majority of the gas has been recovered and the related reserve was reduced.

Revenue Recognition: Revenues relating to the transmission, storage and gathering of natural gas are recognized in the period service is provided. Reservation revenues on firm contracted capacity are recognized ratably over the contract period based on the contracted volume regardless of the amount of natural gas that is transported. Revenues associated with interruptible services are recognized as physical deliveries of natural gas are made. Revenue is recognized for gathering activities when deliveries of natural gas are made.

AFUDC: The Company capitalizes the carrying costs for the construction of certain regulated long-term assets and amortizes the costs over the life of the related assets. The calculated AFUDC includes capitalization of the cost of financing construction of assets subject to regulation by the FERC. A computed interest cost and a designated cost of equity for financing the construction of these regulated assets are recorded in the consolidated financial statements. AFUDC applicable to equity funds recorded in other income in the statements of consolidated operations for the years ended December 31, 2012, 2011 and 2010 were $6.2 million, $3.8 million and $0.1 million, respectively. AFUDC applicable to interest cost for the years ended December 31, 2012, 2011 and 2010 was $1.7 million, $0.8 million and $0.1 million, respectively, and is included as a reduction of interest expense, net in the statements of consolidated operations.

Asset Retirement Obligations: The Company operates and maintains its transmission and storage system and its gathering system, and intends to do so as long as supply and demand for natural gas exists, which is expected for the foreseeable future. Therefore, the Company believes that it cannot reasonably estimate the asset retirement obligations for its system assets as these assets have indeterminate lives.

Equity-Based Compensation: The Company has awarded equity-based compensation in connection with the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan. These awards will be paid in units, and as such the Company treats these programs as equity awards. Awards that have a fixed estimate due to a market condition require the Company to obtain a valuation. Significant assumptions made in valuing the Company’s awards include the market price of units at payout date, total unitholder return threshold to be achieved, volatility, risk-free rate, term, dividend yield and forfeiture rate.

Net Income per Limited Partner Unit: Net income per limited partner unit is calculated utilizing the two-class method by dividing the limited partner interest in net income by the weighted average number of limited partner units outstanding during the period. The limited partner interest in net income is determined by first allocating net income (earned from the close of the IPO) to the general partner based upon the general partner’s ownership interest of 2%. The common units issued during the period are included on a weighted-average basis for the days in which they were outstanding. Diluted net income per limited partner unit reflects the potential dilution

EQT MIDSTREAM PARTNERS, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

that could occur if securities or other agreements to issue common units, such as performance awards, were exercised, settled or converted into common units.

Income Taxes: Prior to the IPO, the Company’s income was reported and included as part of EQT’s consolidated federal tax return. Equitrans is a Pennsylvania limited partnership that was a tax partnership through December 31, 2010 at which time as a result of an internal restructuring it was deemed to be solely owned by EQT and became a disregarded entity for federal income tax purposes.  In conjunction with the contribution by EQT of the ownership of Equitrans to the Partnership immediately prior to the IPO, approximately $143.6 million of net current and deferred tax liabilities were eliminated through equity. Effective July 2, 2012, as a result of its limited partnership structure, the Company is a partnership for income tax purposes and no longer subject to federal and state income taxes.  For federal and state income tax purposes, all income, expenses, gains, losses and tax credits generated flow through to the owners, and accordingly, do not result in a provision for income taxes for the Company.  Net income for financial statement purposes may differ significantly from taxable income of unitholders because of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under the Company’s partnership agreement.  The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partner’s tax attributes is not available to us.

Subsequent Events: The Company has evaluated subsequent events through the date of the financial statement issuance.

Recently Issued Accounting Standards

Under the Jumpstart Our Business Startups Act (JOBS Act), for as long as the Company remains an ‘‘emerging growth company’’ as defined in the JOBS Act, the Company may take advantage of certain exemptions from Securities and Exchange Commission (SEC) reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to provide an auditor’s attestation report on management’s assessment of the effectiveness of its system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and seeking shareholder approval of any golden parachute payments not previously approved. The Company may take advantage of these reporting exemptions until the Company is no longer an emerging growth company. The Company will remain an emerging growth company for up to five years, although it will lose that status sooner if it has more than $1.0 billion of revenues in a fiscal year, the limited partner interests held by non-affiliates have a market value of more than $700 million, or the Company issues more than $1.0 billion of non-convertible debt over a three-year period.

The JOBS Act also provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies. The Company has irrevocably elected to ‘‘opt out’’ of this exemption and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

2.                          Financial Information by Business Segment

Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally and is subject to evaluation by the chief operating decision maker in deciding how to allocate resources.

The Company reports its operations in two segments, which reflect its lines of business. Transmission and storage includes the Company’s FERC-regulated interstate pipeline and storage business. Gathering includes the FERC-regulated low pressure gathering system. The operating segments are evaluated on their contribution to the Company’s results based on operating income.

EQT MIDSTREAM PARTNERS, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

All of the Company’s operating revenues, income from operations and assets are generated or located in the United States.

	Years Ended December 31,
	2012	2011	2010
	(Thousands)
Revenues from external customers:
Transmission and storage	$120,797	$93,707	$74,393
Gathering	16,113	15,906	17,207
Total	$136,910	$109,613	$91,600

Operating income (loss):
Transmission and storage	$76,667	$60,906	$42,280
Gathering	(5,976)	(6,286)	(4,343)
Total operating income	$70,691	$54,620	$37,937

Reconciliation of operating income to net income:

Other income	7,701	3,826	498
Interest expense	9,955	5,050	5,164
Income taxes	13,131	20,807	14,030
Net income	$55,306	$32,589	$19,241

	As of December 31,
	2012	2011
	(Thousands)
Segment assets:
Transmission and storage	$632,404	$461,002
Gathering	75,200	85,440
Total assets	$707,604	$546,442

EQT MIDSTREAM PARTNERS, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

	Years Ended December 31,
	2012	2011	2010
	(Thousands)
Depreciation and amortization:
Transmission and storage	$17,400	$8,850	$8,212
Gathering	2,839	2,620	2,674
Total	$20,239	$11,470	$10,886

Expenditures for segment assets:
Transmission and storage	$161,683	$131,902	$33,158
Gathering	5,379	3,929	3,246
Total	$167,062	$135,831	$36,404

3.                          Related-Party Transactions

In the ordinary course of business, the Company has transactions with affiliated companies. The Company has various contracts with affiliates including, but not limited to, Transportation Service and Precedent Agreements, Storage Agreements and Gas Gathering Agreements.

                                                Accounts receivable—affiliate represents amounts due from subsidiaries of EQT, primarily related to transmission, storage and gathering services. For the years ended December 31, 2012, 2011 and 2010, the Company generated revenues of approximately $106.2 million, $86.6 million and $74.0 million, respectively, from services provided to subsidiaries of EQT.

The accompanying consolidated balance sheets include amounts due from related parties of $2.4 million and $40.4 million as of December 31, 2012 and 2011, respectively. Amounts due to related parties as of December 31, 2012 and 2011, respectively, totaled $1.1 million and $68.2 million. These amounts represent transactions with subsidiaries of EQT other than transmission, storage and gathering services.

As discussed in Note 6 prior to the Company’s IPO, EQT provided financing to its subsidiaries directly or indirectly through EQT Capital Corporation (EQT Capital), EQT’s subsidiary finance company, predominantly through intercompany term and demand loans.  The Company had demand and term notes due to EQT Capital of approximately $135.2 million as of December 31, 2011, which were repaid prior to the IPO. Interest expense on affiliate long-term debt and demand loans amounted to $4.1 million, $5.8 million, and $5.2 million for the years ended December 31, 2012, 2011 and 2010, respectively.

In addition, operating and administrative expenses and capital expenditures incurred on the Company’s behalf by EQT result in intercompany advances recorded as amounts due to or due from EQT on the Company’s balance sheet. Prior to the IPO, these advances were related to changes in working capital, cash used for capital expenditures, as well as the Company’s cash flow needs. Prior to the IPO, these were viewed as financing transactions as the Company would have otherwise obtained demand notes or term loans from EQT Capital to fund these transactions.  Subsequent to the IPO, these transactions reflect services rendered on behalf of the Company by EQT and its affiliates for operating expenses as described below and will be settled monthly. These are classified as operating activities in the statement of cash flows.

The personnel who operate the Company’s assets are employees of EQT. EQT directly charges the Company for the payroll and benefit costs associated with employees and carries the obligations for other employee-related benefits in its consolidated financial statements. The Company is allocated a portion of EQT’s defined benefit pension plan and retiree medical and life insurance liability for the retirees of Equitrans based on an actuarial assessment of that liability. The Company’s share of those costs is charged through due to related parties and reflected in operating and maintenance expense and selling, general and administrative expense in the accompanying statements of consolidated operations.

The Company is allocated a portion of the indirect operating and maintenance expense incurred by EQT Gathering, a subsidiary of EQT that incurs certain costs that are shared by the Company. For the years ended December 31, 2012, 2011 and 2010, operating and maintenance expenses allocated to the Company were

EQT MIDSTREAM PARTNERS, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

approximately $3.4 million, $2.5 million and $0.4 million, respectively.  The allocation in 2010 was based on the Company’s percentage of labor hours for certain operations and maintenance departments. Starting in 2011, EQT Gathering began allocating certain engineering and gas control expenses to the Company that were not previously allocated. The allocation in 2011 and 2012 is based on the Company’s percentage of a calculation based upon net plant, revenue and headcount. EQT management believes allocating these expenses to the Company was necessary and appropriate due to the amount of such costs that were directly attributable to the Company as a result of its expansion efforts.

For the years ended December 31, 2012, 2011 and 2010, corporate selling, general and administrative expenses allocated to the Company were approximately $4.6 million, $3.7 million and $3.9 million, respectively. Additionally, a portion of the selling, general and administrative expense incurred by EQT Gathering was allocated to the Company based on a calculation of its percentage of net plant, revenue and headcount.

The historical financial statements of the Predecessor include long-term incentive compensation plan expenses associated with the EQT long-term incentive plan, which is not an expense of the Company subsequent to the IPO. See Note 11 for discussion of the Company’s equity-based compensation plans. Included within operating expenses in the accompanying statements of consolidated operations is EQT share-based compensation expense of $1.9 million, $3.1 million and $2.9 million for the years ended December 31, 2012, 2011 and 2010, respectively. EQT’s share-based compensation programs consist of restricted stock, stock options and performance-based units issued to employees. To the extent compensation related to employees directly involved in transmission and storage or gathering operations, such amounts were charged to the Company by EQT and were reflected as operating and maintenance expenses. To the extent compensation cost related to employees indirectly involved in transmission and storage or gathering operations, such amounts were charged to the Company by EQT and were reflected as general and administrative expenses.

Agreements with EQT

The Company and other parties have entered into various agreements with EQT, as summarized below.  These agreements were negotiated in connection with the IPO.

Omnibus Agreement

The Company entered into an omnibus agreement by and among the Company, its general partner and EQT. Pursuant to the omnibus agreement, EQT agreed to provide the Company with a license to use the name “EQT” and related marks in connection with the Company’s business. The omnibus agreement also provides for certain indemnification and reimbursement obligations between EQT and the Company.

As more fully described in the omnibus agreement, the following matters are addressed:

•                  the Company’s obligation to reimburse EQT and its affiliates for certain direct operating expenses they pay on the Company’s behalf;

•                  the Company’s obligation to reimburse EQT and its affiliates for providing the Company corporate, general and administrative services and providing the Company operation and management services pursuant to the operation and management services agreement;

•                  EQT’s obligation to indemnify or reimburse the Company for losses or expenses relating to or arising from (i) certain plugging and abandonment obligations; (ii) certain bare steel replacement capital expenditures; (iii) certain pipeline safety costs; (iv) certain preclosing environmental liabilities; (v) certain title and rights-of-way matters; (vi) the Company’s failure to have certain necessary governmental consents and permits; (vii) certain preclosing tax liabilities; (viii) assets previously owned by Equitrans, but retained by EQT and its affiliates following the IPO, including the Sunrise Pipeline; (ix) any claims related to Equitrans’ previous ownership of the Big Sandy Pipeline; and (x)

EQT MIDSTREAM PARTNERS, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

any amounts owed to the Company by a third party that has exercised a contractual right of offset against amounts owed by EQT to such third party; and

•                  the Company’s obligation to indemnify EQT for losses attributable to (i) the ownership or operation of the Company’s assets after the closing of the IPO, except to the extent EQT is obligated to indemnify the Company for such losses pursuant to the operation and management services agreement with EQT, and (ii) any amounts owed to EQT by a third party that has exercised a contractual right of offset against amounts owed by the Company to such third party.

In 2012 for the post-IPO period of July 2, 2012 to December 31, 2012, the Company was obligated to reimburse EQT for approximately $8.5 million of operating and maintenance expenses and approximately $7.7 million of selling, general and administrative expenses pursuant to the omnibus agreement.

In 2012 for the post-IPO period of July 2, 2012 to December 31, 2012, EQT was obligated to reimburse the Company pursuant to the omnibus agreement for $1.6 million related to plugging and abandonment liabilities, $2.7 million related to bare steel replacement, and $2.7 million related to Big Sandy Pipeline claims. Approximately $2.4 million of these obligations are recorded as due from related party in the consolidated balance sheet at December 31, 2012.

Operation and Management Services Agreement

The Company entered into an operation and management services agreement with EQT Gathering, pursuant to which EQT Gathering will provide the Company’s pipelines and storage facilities with certain operational and management services.  The Company will reimburse EQT Gathering for such services pursuant to the terms of the omnibus agreement as described above.

Under the operation and management services agreement, EQT Gathering will indemnify the Company with respect to claims, losses or liabilities incurred by the Company, including third party claims, arising out of EQT Gathering’s gross negligence or willful misconduct.  The Company will indemnify EQT Gathering from any claims, losses or liabilities incurred by EQT Gathering, including any third-party claims, arising from the performance of the agreement, but not to the extent of losses or liabilities caused by EQT Gathering’s gross negligence or willful misconduct.

Sunrise Pipeline Lease Agreement

As discussed further in Note 7, on June 18, 2012, the Company entered into the Sunrise Pipeline lease agreement with EQT.

4.                          Income Taxes

The Predecessor’s financial statements for the period prior to the IPO include U.S. federal and state income tax as its income was reported and included as part of EQT’s consolidated federal tax return.  In conjunction with the contribution by EQT of the ownership of Equitrans to the Partnership immediately prior to the IPO, approximately $143.6 million of net current and deferred income tax liabilities were eliminated through equity. Effective July 2, 2012, as a result of its limited partnership structure, the Company is no longer subject to federal and state income taxes. For federal and state income tax purposes, all income, expenses, gains, losses and tax credits generated flow through to the owners, and accordingly, do not result in a provision for income taxes for the Company.

The components of the federal income tax expense (benefit) for the years ended December 31, 2012, 2011 and 2010 are as follows:

EQT MIDSTREAM PARTNERS, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

	Years Ended December 31,
	2012	2011	2010
	(Thousands)
Current:
Federal	$3,734	$6,473	$1,962
State	2,699	2,026	1,163
Subtotal	6,433	8,499	3,125
Deferred:
Federal	6,577	9,849	8,782
State	212	2,657	2,333
Subtotal	6,789	12,506	11,115
Amortization of deferred investment tax credit	(91)	(198)	(210)
Total	$13,131	$20,807	$14,030

Prior to the IPO, tax obligations were transferred to EQT. EQT’s consolidated federal income tax was allocated among the group’s members on a separate return basis with tax credits allocated to the members generating the credits.

Income tax expense differed from amounts computed at the federal statutory rate of 35% on pre-tax book income from continuing operations as follows:

	Years Ended December 31,
	2012	2011	2010
	(Thousands)
Tax at statutory rate	$23,953	$18,689	$11,645
Partnership income not subject to income taxes	(11,221)	—	—
State income taxes	1,892	3,044	2,272
Regulatory assets	(1,323)	(1,057)	21
Other	(170)	131	92
Income tax expense	$13,131	$20,807	$14,030

Effective tax rate	19.2%	39.0%	42.2%

For the years ended December 31, 2012, 2011 and 2010, the effective tax rates were 19.2%, 39.0%, and 42.2%, respectively. The lower rates in 2012 and 2011 were primarily the result of an increased benefit to equity AFUDC and during 2012, not recognizing taxes on the Company’s post-IPO income which is not subject to tax.

The following table reconciles the beginning and ending amount of reserve for uncertain tax positions (excluding interest and penalties):

	Years Ended December 31,
	2012	2011	2010
	(Thousands)
Beginning Balance	$1,903	$2,044	$1,953
Additions for the current year	—	15	581
Additions for the prior year	—	59	—
Reductions for the prior years	(1,903)	(215)	(490)
Settlements and statute expiration	—	—	—
Ending Balance	$—	$1,903	$2,044

Uncertain tax positions in the prior years were transferred to EQT in 2012 in connection with the IPO and the elimination of all current and deferred taxes.

EQT MIDSTREAM PARTNERS, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

In accounting for uncertainty in income taxes prior to the IPO, EQT utilized a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Included in the tabular reconciliation above at December 31, 2011 and 2010 are $1.7 million and $1.9 million, respectively, for tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period. The Company recognized interest and penalties accrued related to unrecognized tax benefits in income tax expense. Interest of $0.3 million is included in unrecognized tax benefits at December 31, 2011 and 2010. The total amount of unrecognized tax benefits, inclusive of interest, was $2.2 million and $2.4 million as of December 31, 2011 and 2010, respectively, and is included in other long-term liabilities on the balance sheet. The total amount of unrecognized tax benefits (excluding interest and penalties) that, if recognized, would affect the effective tax rate was $0.2 million and $0.1 million as of December 31, 2011 and 2010. There were no material changes to EQT’s methodology for determining unrecognized tax benefits during 2011 or 2010.

The following table summarizes the source and tax effects of temporary differences between financial reporting and tax basis of assets and liabilities:

	December 31,
	2012	2011
	(Thousands)
Deferred income taxes:
Total deferred income tax assets	$—	$(4,590)
Total deferred income tax liabilities	—	114,620
Total net deferred income tax liabilities	$—	$110,030
Total deferred income tax (assets)/liabilities:
PP&E tax deductions in excess of book deductions	$—	$105,104
Regulatory temporary differences	—	9,516
Postretirement benefits	—	(1,813)
Other	—	(2,777)
Total net deferred income tax liabilities (including amounts classified as current (assets) of $(1,513) in 2011)	$—	$110,030

At December 31, 2011, there was no valuation allowance relating to deferred tax assets as the entire balance was expected to be realized. The deferred tax liabilities principally consisted of temporary differences between financial and tax reporting for property, plant and equipment (PP&E) and regulatory assets. Included in the deferred income taxes and investment tax credits on the consolidated balance sheets are investment tax credits of $0.7 million at December 31, 2011.

Under the omnibus agreement, EQT has indemnified the Company from and against any losses suffered or incurred by the Company and related to or arising out of or in connection with any federal, state or local income tax liabilities attributable to the ownership or operation of the Partnership Assets (as defined in the Partnership Agreement) prior to the closing of the IPO. Therefore, the Company does not anticipate any future liabilities arising from the historical deferred tax liabilities.

5.         Regulatory Assets

The following table summarizes the Company’s regulatory assets, net of amortization, as of December 31, 2012 and 2011.  The regulatory assets are recoverable or reimbursable over various periods. The Company believes that it will continue to be subject to rate regulation that will provide for the recovery of its regulatory assets.

EQT MIDSTREAM PARTNERS, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

	December 31,
	2012	2011
	(Thousands)
Deferred taxes	$14,309	$11,532
Post-retirement benefits other than pensions	3,236	3,994
Other recoverable costs	332	2,721
Total regulatory assets	$17,877	$18,247

The regulatory asset associated with deferred taxes primarily represents deferred income taxes recoverable through future rates related to a deferred tax position that existed at the time of normalization and the equity component of AFUDC.  The Company expects to recover the amortization of the deferred tax position ratably over the corresponding life of the underlying assets that created the difference.

The deferred tax regulatory asset associated with AFUDC represents the offset to the deferred taxes associated with the equity component of the allowance for funds used during the construction of long-lived assets. Taxes on capitalized funds used during construction and the offsetting deferred income taxes will be collected through rates over the depreciable lives of the long-lived assets to which they relate.

The amounts established for deferred taxes were generated during the pre-IPO period when the Company was reported and included as part of EQT’s consolidated federal tax return.  Effective July 2, 2012, the Company is a partnership for income tax purposes and no longer subject to federal and state income taxes. As a result, the Company will not recognize any additional regulatory assets related to deferred taxes for financial statement purposes after July 2, 2012.

The Company defers expenses for on-going post-retirement benefits other than pensions which are subject to recovery in approved rates.  The regulatory asset for other post-retirement benefits other than pensions is expected to be recovered in rates within approximately 3 years.

Other recoverable costs primarily represent the recovery of operation and maintenance expenses incurred in connection with the pipeline safety program. The Company has been approved by the FERC to institute an annual surcharge for the tracking and recovery of all costs incurred. The remaining balance represents the recovery of storage base gas. The Company is entitled to recover certain migrated storage base gas. A regulatory asset was established by multiplying the recoverable volume of migrated base gas by the average cost of the base gas. The regulatory asset is reduced by the volumes of base gas recovered through a component of the transmission system retention factor assessed to transmission service customers. The annual surcharge for 2012 is subject to two customer protests. The Company has submitted to FERC a Proposed Stipulation of Agreement which, if approved by FERC, would settle the customer protests and replace the surcharge with a fixed pipeline safety cost rate.

The following regulatory assets do not earn a return on investment: deferred taxes, other post-retirement benefits and base gas migration.

6.         Debt

Historically, EQT provided financing to the Company directly or indirectly through EQT Capital. Such financing was generally provided through intercompany term and demand loans that were entered into between EQT Capital and EQT’s subsidiaries. The Company had notes payable due to EQT Capital of $135.2 million as of December 31, 2011. The interest rate on the demand notes was equal to a commercial rate plus 200 basis points.

EQT MIDSTREAM PARTNERS, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

	December 31,
	2012	2011
	(Thousands)
Demand notes	$—	$78,128
8.057% notes, due July 1, 2012	—	37,500
5.50% notes, due July 1, 2012	—	9,000
5.060% notes, due January 22, 2014	—	10,607
Total long-term debt	$—	$135,235

On February 3, 2012, the Company refinanced with EQT Capital its intercompany term debt and demand loans into a 10-year term note maturing on February 1, 2022 at an interest rate of 6.01%. Accordingly, since the Company intended and arranged to finance such amounts on a long-term basis, the related obligations were reflected as long-term debt at December 31, 2011 in the accompanying balance sheet.

On June 21, 2012, the term note of $135.2 million was retired.

On July 2, 2012, in connection with the IPO, the Company entered into a $350 million credit facility with Wells Fargo Bank, National Association, as administrative agent, and a syndicate of lenders, which will mature on July 2, 2017. The credit facility is available to fund working capital requirements and capital expenditures, to purchase assets, to pay distributions and to repurchase units and for general partnership purposes. The credit facility has an accordion feature that allows the Company to increase the available revolving borrowings under the facility by up to an additional $150 million, subject to the Company’s receipt of increased commitments from existing lenders or new commitments from new lenders and the satisfaction of certain other conditions. In addition, the credit facility includes a sublimit up to $35 million for same-day swing line advances and a sublimit up to $150 million for letters of credit. Further, the Company has the ability to request that one or more lenders make term loans to it under the credit facility subject to the satisfaction of certain conditions, which term loans will be secured by cash and qualifying investment grade securities. The Company’s obligations under the revolving portion of the credit facility are unsecured.

The credit facility contains various covenants and restrictive provisions and also requires maintenance of a consolidated leverage ratio of not more than 5.00 to 1.00 (or, after the Company obtains an investment grade rating, not more than 5.50 to 1.00 for certain measurement periods following the consummation of certain acquisitions) and, until the Company obtains an investment grade rating, a consolidated interest coverage ratio of not less than 3.00 to 1.00. As of December 31, 2012, the Company was in compliance with all debt provisions and covenants.

Loans under the credit facility (other than swing line loans) will bear interest at the Company’s option at either:

•                  a base rate, which will be the highest of (i) the federal funds rate in effect on such day plus 0.50%, (ii) the administrative agent’s prime rate in effect on such day and (iii) one-month LIBOR plus 1.0%, in each case, plus an applicable margin; or

•                  a fixed period eurodollar rate plus an applicable margin.

Swing line loans will bear interest at (i) the base rate plus an applicable margin or (ii) a daily floating eurodollar rate plus an applicable margin. Prior to the Company obtaining an investment grade rating, the applicable margin will vary based upon the Company’s consolidated leverage ratio and, upon obtaining an investment grade rating, the applicable margin will vary based upon the Company’s long term unsecured senior, non-credit-enhanced debt rating.

The unused portion of the credit facility will be subject to a commitment fee ranging from (i) 0.25% to 0.35% per annum before the Company obtains an investment grade rating and (ii) 0.15% to 0.35% per annum upon obtaining an investment grade rating.

EQT MIDSTREAM PARTNERS, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

There were no borrowings outstanding under the credit facility at December 31, 2012. For the year ended December 31, 2012, interest expense includes commitment fees of $0.4 million, which averaged approximately 25 basis points in the third and fourth quarter of 2012 to maintain credit availability under the revolving credit facility.

7.         Lease Obligations

On June 18, 2012, the Company transferred ownership of the Sunrise Pipeline, which was under construction at the time and placed into service on July 28, 2012, to EQT. Concurrent with the transfer, the Company entered into a capital lease with EQT for the lease of the Sunrise Pipeline. Under the capital lease, the Company operates the pipeline as part of its transmission and storage system under the rates, terms, and conditions of its FERC-approved tariff. While the lease agreement was effective June 18, 2012, no lease payments were due pursuant to this lease agreement until the Sunrise Pipeline was placed into service. The lease payment due each month following the in-service date, is the lesser of the following alternatives: (1) a revenue-based payment reflecting the revenues generated by the operation of the Sunrise Pipeline minus the actual costs of operating the Sunrise Pipeline and (2) a payment based on depreciation expense and pre-tax return on invested capital for the Sunrise Pipeline. As a result, the payments to be made under the Sunrise Pipeline lease will be variable and are not expected to have a net positive or negative impact on distributable cash flow.

Management determined that the Sunrise Pipeline lease was a capital lease as the present value of the estimated minimum lease payments exceeded the fair value of the leased property. Thus, the gross capital lease assets and obligations recorded in 2012 were approximately $216 million, which represented the costs incurred to construct the pipeline to date and was estimated to be the fair value of the leased property.  Additional closeout construction costs will be incurred by EQT which should also increase the fair value. Completion of the pipeline closeout construction is anticipated to continue into the first quarter of 2013. Once closeout construction is complete, management will finalize the estimate of the fair value of the asset and will revise the estimates of the lease obligation and related asset as necessary.  Currently, management expects that the fair value of the asset will be approximately $225 million once closeout construction is complete.

For the year ended December 31, 2012, interest expense of $6.9 million and depreciation expense of $7.1 million were recorded related to this capital lease.  At December 31, 2012, accumulated depreciation was $7.1 million, net capital lease assets were $208.6 million and capital lease obligations were $212.8 million. Additionally, Sunrise Pipeline lease payments related to 2012 were $10.3 million.

The following is a schedule of the estimated future minimum lease payments under the capital lease together with the present value of the net minimum lease payments as of December 31, 2012:

Year ending December 31,
(Thousands)
2013	$25,368
2014	25,588
2015	25,588
2016	25,588
2017	25,588
Later years	214,739
Total minimum lease payments(a)	$342,459
Less: Amount representing interest(b)	(129,617)
Present value of net minimum lease payments	$212,842

(a) There were no amounts representing contingent rentals or executory costs (such as taxes, maintenance and insurance) included in the total minimum lease payments.

(b)   Amount necessary to reduce net minimum lease payments to the fair value of the property at December 31, 2012 as the present value calculated at the Company’s incremental borrowing rate exceeded the fair value of the property at inception of the lease.

EQT MIDSTREAM PARTNERS, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

8.         Pension and Other Postretirement Benefit Plans

The personnel who operate the Company’s assets are employees of EQT. EQT directly charges the Company for the payroll and benefit costs associated with its employees and for retirees of Equitrans. EQT carries the obligations for pension and other employee-related benefits in its financial statements.

Equitrans’ retirees participate in a defined benefit pension plan that is sponsored by EQT. For the years ended December 31, 2012, 2011 and 2010, the Company reimbursed approximately $0.3 million, $0.3 million and $0.1 million, respectively, to the plan sponsor in order to meet certain funding targets. The Company expects to make cash payments to EQT of approximately $0.2 million in 2013 to reimburse for defined benefit pension plan funding. Pension plan contributions are designed to meet minimum funding requirements and keep plan assets at least equal to 80% of projected liabilities. The Company’s reimbursements to EQT are based on the proportion of the plan’s total liabilities allocable to Equitrans retirees. For the years ended December 31, 2012, 2011 and 2010, the Company was allocated $0.1 million per year of the expenses associated with the plan. The dollar amount of a cash reimbursement to the plan sponsor in any particular year will vary as a result of gains or losses sustained by the pension plan assets during the year due to market conditions. The Company does not expect the variability of contribution requirements to have a significant effect on its business, financial condition, results of operations, liquidity or ability to make distributions.

The Company contributes to a defined contribution plan sponsored by EQT. The contribution amount is a percentage of each individual’s base salary to an individual investment account for such individual. The amount of such contributions was $0.1 million in 2010. In 2011 and 2012, there were no direct contributions but the Company was charged through the EQT payroll and benefit costs discussed in Note 3.

The individuals who operate the Company’s assets and Equitrans retirees participate in certain other post-employment benefit plans sponsored by EQT. The Company was allocated $0.3 million, $0.3 million and $0.4 million in 2012, 2011 and 2010, respectively, of the expenses associated with these plans.

Under the July 1, 2005 Equitrans rate case settlement, the Company began amortizing post-retirement benefits other than pensions previously deferred over a five-year period. Currently, the Company recognizes expenses for ongoing post-retirement benefits other than pensions, which are now subject to recovery in the approved rates. Expenses recognized by the Company for the year ended December 31, 2010 for amortization of post-retirement benefits other than pensions previously deferred were approximately $0.7 million. The previously deferred amounts were fully amortized in 2010. Expenses recognized by the Company for the years ended December 31, 2012, 2011 and 2010 for ongoing post-retirement benefits other than pensions were approximately $1.2 million per year.

9.         Fair Value of Financial Instruments

The carrying value of cash equivalents and demand notes approximates fair value due to the short maturity of the instruments; these are considered Level 1 fair value measurements. The estimated fair value of the notes payable—affiliate on the accompanying balance sheets at December 31, 2011 was approximately $155 million. The fair value was estimated using an income approach model based on market rates reflective of the remaining maturity and risk and, as a result, was considered a Level 2 fair value measurement.

EQT MIDSTREAM PARTNERS, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

10.      Net Income per Limited Partner Unit and Cash Distributions

Net income per limited partner unit is calculated utilizing the two-class method by dividing the limited partner interest in net income earned from the close of the IPO by the weighted average number of limited partner units outstanding during the period. The limited partner interest in net income is determined by first allocating net income (earned from the close of the IPO) to the general partner based upon the general partner’s ownership interest of 2%. The common units issued during the period are included on a weighted-average basis for the days in which they were outstanding.

Diluted net income per limited partner unit reflects the potential dilution that could occur if securities or other agreements to issue common units, such as the performance awards, were exercised, settled or converted into common units.  As of December 31, 2012 the performance condition was met for the performance awards.  The phantom units vested upon grant and the value of the phantom units will be paid in common units on the earlier of the director’s death or retirement from the general partner’s Board of Directors.  As such, both awards were included in the diluted net income per limited partner unit calculation. When it is determined that potential common units resulting from an award subject to performance or market conditions should be included in the diluted net income per limited partner unit calculation, the impact is reflected by applying the treasury stock method. The weighted-average number of units used to calculate diluted net income per limited partner unit for the period of July 2, 2012 through December 31, 2012 includes the effect of 4,780 phantom units and 50,158 performance awards.

The following table presents the Company’s calculation of net income per unit for common and subordinated limited partner units:

July 2, 2012 to December 31, 2012
(Thousands, except per unit data)

Net income (from close of the IPO on July 2, 2012 to December 31, 2012)	$32,060
Less general partner interest in net income	(640)
Limited partner interest in net income	$31,420

Net income allocable to common units	$15,710
Net income allocable to subordinated units	15,710
Limited partner interest in net income	$31,420

Weighted average limited partner units outstanding – basic
Common units	17,340
Subordinated units	17,339
Total	34,679

EQT MIDSTREAM PARTNERS, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

July 2, 2012 to December 31, 2012
(Thousands, except per unit data)
Weighted average limited partner units outstanding – diluted
Common units	17,395
Subordinated units	17,339
Total	34,734

Net income per limited partner unit – basic
Common units	$0.91
Subordinated units	$0.91

Net income per limited partner unit – diluted
Common units	$0.90
Subordinated units	$0.90

Net income per limited partner unit data is presented only for the period since the Company’s IPO on July 2, 2012.  See Note 1 for further discussion of the IPO.

The partnership agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ended September 30, 2012, the Company distribute all of its available cash (described below) to unitholders of record on the applicable record date.  The first quarterly cash distribution of $0.35 per unit was declared on October 23, 2012, paid on November 14, 2012 to unitholders of record on November 5, 2012. As further discussed in Note 15, a quarterly cash distribution was declared on January 22, 2013 and paid on February 14, 2013 to unitholders of record on February 4, 2013.

Available cash

Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

•                  less, the amount of cash reserves established by the Company’s general partner to:

–                 provide for the proper conduct of the Company’s business (including reserves for future capital expenditures, anticipated future debt service requirements and refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to FERC rate proceedings or rate proceedings under applicable law subsequent to that quarter);

–                 comply with applicable law, any of the Company’s debt instruments or other agreements; or

–                 provide funds for distributions to the Company’s unitholders and to the Company’s general partner for any one or more of the next four quarters (provided that the Company’s general partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent the Company from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

•                  plus, if the Company’s general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

EQT MIDSTREAM PARTNERS, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

Subordinated Units

All subordinated units are held by EQT. The partnership agreement provides that, during the period of time referred to as the “subordination period,” the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.35 per common unit, which amount is defined in the partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to distribute the minimum quarterly distribution to the common units. The subordination period will end, and the subordinated units will convert to common units, on a one-for-one basis, when certain distribution requirements, as defined in the partnership agreement, have been met. The earliest date at which the subordination period may end is June 30, 2013.

Incentive Distribution Rights

All incentive distribution rights are held by the Company’s general partner. Incentive distribution rights represent the right to receive an increasing percentage (13.0%, 23.0% and 48.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels described below have been achieved. The Company’s general partner may transfer the incentive distribution rights separately from its general partner interest, subject to restrictions in the partnership agreement.

The following discussion assumes that the Company’s general partner continues to own both its 2.0% general partner interest and the incentive distribution rights.

If for any quarter:

•                  the Company has distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•                  the Company has distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, the Company will distribute any additional available cash from operating surplus for that quarter among the unitholders and the Company’s general partner in the following manner:

•                  first, 98.0% to all unitholders, pro rata, and 2.0% to the Company’s general partner, until each unitholder receives a total of $0.4025 per unit for that quarter (the “first target distribution”);

•                  second, 85.0% to all unitholders, pro rata, and 15.0% to the Company’s general partner, until each unitholder receives a total of $0.4375 per unit for that quarter (the “second target distribution”);

•                  third, 75.0% to all unitholders, pro rata, and 25.0% to the Company’s general partner, until each unitholder receives a total of $0.5250 per unit for that quarter (the “third target distribution”); and

•                  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to the Company’s general partner.

11.      Equity-Based Compensation Plans

Equity-based compensation expense recorded by the Company was as follows:

	Years Ended December 31,
	2012	2011	2010
	(Thousands)

Performance Awards	$419	$—	$—
Phantom Units	116	—	—
Total equity-based compensation expense	$535	$—	$—

EQT MIDSTREAM PARTNERS, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

At the closing of the IPO on July 2, 2012, the Company’s general partner granted to its executive officers and certain other EQT employees, including its non-independent director who is not also an executive officer, performance awards representing 146,490 common units.  The performance condition related to the grant of performance awards will be satisfied on December 31, 2015 if the total unitholder return realized on the Company’s common units from the date of grant is at least 10%, including the value of distributions received during this period. If the unitholder return measure is not achieved as of December 31, 2015, the performance condition will nonetheless be satisfied if the 10% unitholder return threshold is satisfied as of the end of any calendar quarter ending after December 31, 2015 and on or before December 31, 2017. If earned, the units are expected to be distributed in Company common units.

The Company accounted for these awards as equity awards using the $20.02 grant date fair value as determined using a fair value model.  The model projected the unit price for Company common units at the ending point of the performance period.  The price was generated using annual historical volatility of peer-group companies for the expected term of the awards, which is based upon the performance period.  The range of expected volatilities calculated by the valuation model was 26.84% - 71.94%, and the weighted-average expected volatility was 38.2%.  Additional assumptions included the risk-free rate for periods within the contractual life of the awards based on the U.S. Treasury yield curve in effect at the time of grant, and an expected dividend growth rate of 10%. Adjusting for forfeitures, as of December 31, 2012 there were 146,490 performance awards outstanding.  As of December 31, 2012, there was $2.5 million of total unrecognized compensation cost related to nonvested performance awards; which is expected to be recognized over a period of 3 years.

Additionally, the Company’s general partner granted 4,780 equity-based phantom units to the independent directors of its general partner, which awards vested upon grant.  The value of the phantom units will be paid in common units on the earlier of the director’s death or retirement from the general partner’s Board of Directors.  The Company accounts for these awards as equity awards and recorded compensation expense for the fair value of the awards at the grant date fair value.

Common units to be delivered pursuant to vesting of the equity based awards may be common units acquired by EQM’s general partner in the open market, from any other person, directly from EQM or any combination of the foregoing.

See also Note 3 for discussion of the EQT long-term incentive plan for periods prior to the IPO.

12.      Concentrations of Credit Risk

The Company’s transmission and storage and gathering operations include FERC-regulated interstate pipelines and storage service for Equitable Gas Company, LLC, a subsidiary of EQT Corporation, as well as other utility and end users customers located in the northeastern United States. The Company also provides service to customers engaged in commodity procurement and delivery, including large industrial, utility, commercial and institutional customers and certain marketers primarily in the Appalachian and mid-Atlantic regions.

Approximately 87% and 49% of third party accounts receivable balances of $3.7 million and $5.1 million as of December 31, 2012 and 2011, respectively, represent amounts due from marketers. The Company manages the credit risk of sales to marketers by limiting the Company’s dealings to those marketers who meet specified criteria for credit and liquidity strength and by actively monitoring these accounts. The Company may request a letter of credit, guarantee, performance bond or other credit enhancement from a marketer in order for that marketer to meet the Company’s credit criteria. The Company did not experience any significant defaults on accounts receivable during the years ended December 31, 2012, 2011 and 2010.

EQT MIDSTREAM PARTNERS, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

13.      Commitments and Contingencies

The Company is subject to federal, state and local environmental laws and regulations. These laws and regulations, which are constantly changing, can require expenditures for remediation and in certain instances result in assessment of fines. The Company has established procedures for ongoing evaluation of its operations to identify potential environmental exposures and assure compliance with regulatory policies and procedures. The estimated costs associated with identified situations that require remedial action are accrued. However, when recoverable through regulated rates, certain of these costs are deferred as regulatory assets. Ongoing expenditures for compliance with environmental law and regulations, including investments in plant and facilities to meet environmental requirements, have not been material. Management believes that any such required expenditures will not be significantly different in either nature or amount in the future and does not know of any environmental liabilities that will have a material effect on its business, financial condition, results of operations, liquidity or ability to make distributions.

In the ordinary course of business, various legal and regulatory claims and proceedings are pending or threatened against the Company.  While the amounts claimed may be substantial, the Company is unable to predict with certainty the ultimate outcome of such claims and proceedings.  The Company accrues legal or other direct costs related to loss contingencies when actually incurred.  The Company has established reserves it believes to be appropriate for pending matters and after consultation with counsel and giving appropriate consideration to available insurance, the Company believes that the ultimate outcome of any matter currently pending against the Company will not materially affect the business, financial condition, results of operations, liquidity or ability to make distributions.

The Company may recover the costs it incurs to comply with the Pipeline Safety Improvement Act of 2002 by seeking annual approval of such costs from the FERC. The Company’s filing for approval of its 2011 costs was made on March 1, 2012 and is pending subject to two protests. For a period of five years after the closing of the IPO, EQT will reimburse the Company for the amount of qualifying pipeline safety costs that are not recovered through the annual pipeline safety cost tracker. The Company has submitted to FERC a Proposed Stipulation of Agreement which, if approved, would settle the customer protests and replace the surcharge with a fixed pipeline safety cost rate.

14.      Interim Financial Information (Unaudited)

The following quarterly summary of operating results reflects variations due primarily to growth in the transmission and storage business and the seasonal nature of the Company’s utility customer contracts.

	Three months ended
	March 31	June 30	September 30	December 31
	(Thousands, except per share amounts)
2012 (a)
Total operating revenues	$31,003	$29,665	$34,452	$41,790
Operating income	16,392	15,999	14,297	24,003
Net income	11,123	12,012	12,011	20,160
Net income per limited partner unit (b):
Basic	N/A	N/A	$0.34	$0.57
Diluted	N/A	N/A	$0.34	$0.57

2011 (a)
Total operating revenues	$26,626	$25,179	$27,420	$30,388
Operating income	15,096	8,732	14,007	16,785
Net income	8,635	4,940	8,381	10,633
Net income per limited partner unit (b):
Basic	N/A	N/A	N/A	N/A
Diluted	N/A	N/A	N/A	N/A

(a)                     The sum of the quarterly data in some cases may not equal the yearly total due to rounding.

(b)                     Presented for post-IPO period only.

EQT MIDSTREAM PARTNERS, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

15.      Subsequent Events

On January 22, 2013, the Company announced that the Board of Directors of its general partner declared a cash distribution to the Company’s unitholders of $0.35 per unit for the fourth quarter of 2012.  The cash distribution was paid on February 14, 2013 to unitholders of record at the close of business on February 4, 2013.

16.      Subsidiary Guarantors

The Company anticipates filing a registration statement on Form S-3 with the SEC to register, among other securities, debt securities. The subsidiaries of the Company (Subsidiaries) will be co-registrants with the Company, and the registration statement will register guarantees of debt securities by one or more of the Subsidiaries (other than EQT Midstream Finance Corporation, a 100 percent owned subsidiary of the Company whose sole purpose is to act as co-issuer of such debt securities). The Subsidiaries are 100 percent owned by the Company and any guarantees by the Subsidiaries will be full and unconditional. The Company has no assets or operations independent of the Subsidiaries, and there are no significant restrictions upon the ability of the Subsidiaries to distribute funds to the Company by dividend or loan. In the event that more than one of the Subsidiaries provide guarantees of any debt securities issued by the Company, such guarantees will constitute joint and several obligations. None of the assets of the Company or the Subsidiaries represent restricted net assets pursuant to Rule 4-08(e)(3) of Regulation S-X under the Securities Act of 1933, as amended.